Exhibit 99.1

Investor Relations Contact: Brian Ritchie - FD 212-850-5683 brian.ritchie@fd.com

Corporate Communications Contact: John Procter – Gibraltar Associates 202-879-5808 jprocter@gibraltar-llc.com
Press Release

INSMED TO APPEAL DELISTING NOTIFICATION FROM

NASDAQ

RICHMOND, VA., December 26, 2007 - Insmed Inc. (Nasdaq GM: INSM), a developer of follow-on biologics and biopharmaceuticals, today announced that it has requested a hearing before a Nasdaq Listing Qualifications Panel to appeal an earlier Staff Determination to delist the Company’s common stock from the Nasdaq Global Market.

Insmed received a letter from the Nasdaq Stock Market (“Nasdaq”) on December 20, 2007 indicating that the Company has failed to regain compliance with Nasdaq’s minimum bid price requirement of $1.00 per share for continued listing of the Company’s common stock on the Nasdaq Global Market as set forth in Marketplace Rule 4450(a)(5) (the “Staff Determination”). As a result, the Company’s common stock is subject to be delisted from the Nasdaq Global Market on December 31, 2007. Following procedures set forth in the Nasdaq Marketplace Rule 4800 series, Insmed has requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Staff Determination. The hearing request will stay the delisting of the Company’s common stock, pending the decision of the Panel, allowing it to continue to trade on the Nasdaq Global Market. There can be no assurance however, that the Panel will grant Insmed’s request for continued listing on the Nasdaq Global Market.

In the event that the Panel denies the Company’s request for continued listing on the Nasdaq Global Market, the Company’s common stock could be eligible to trade on the Nasdaq Capital Market or the OTC Bulletin Board.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs. For more information, please visit www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of product candidates, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our entrance into the follow on biologics market may be unsuccessful, our common stock could be delisted from the Nasdaq Global Market and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

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